UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 28, 2006

INTEREP NATIONAL RADIO SALES, INC.

(Exact Name of Registrant as Specified in Charter)

New York	000-28395	13-1865151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 916-0700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2006, we entered into a Termination Agreement with one of our executive officers, Marc. G. Guild, formerly President, Marketing Division. Pursuant to the Agreement, and as had been required under Mr. Guild’s Employment Agreement, we will pay him first, consulting fees, and then severance compensation, through March 31, 2013, at the rate of $360,000 annually. In the event of a change in control of our company, Mr. Guild would have the right to accelerate these payments, after discounting their amount to then net present value. The Agreement contains a non-competition provision in favor of us as well as mutual general releases.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 28, 2006, our Board of Directors accepted the resignation of Marc G. Guild as President, Marketing Division. Mr. Guild resigned as part of our early separation program which is part of our overall efforts to reduce administrative costs. Mr. Guild will continue as a member of our Board of Directors.

Mr. Guild has announced plans to start his own business, Bungalow 3 Media, a firm that will partner with new technology vendors to provide radio and other media-based marketing solutions to advertisers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEREP NATIONAL RADIO SALES, INC. (Registrant)

Date: October 4, 2006	By:	/s/ WILLIAM J. McENTEE
William J. McEntee
Senior Vice President and
Chief Financial Officer